                                PRESS RELEASE FOR
                              TRADE/BUSINESS MEDIA




        FOR:              SHAW INDUSTRIES, INC.
                          DALTON, GA  30722-2128

        FROM:             SHAW INDUSTRIES, INC.
                          P.O. DRAWER 2128
                          DALTON, GA  30722-2128
                          TELEPHONE (706) 275-3126
                          FAX (706) 275-3735
                          CONTACT:  JULIUS SHAW

                             FOR IMMEDIATE RELEASE


DALTON, GEORGIA, March 27, 2000, Shaw Industries, Inc. (NYSE:SHX) announced today that it had reached an agreement to sell Shaw Industries Australia Pty. Ltd. (the Company's wholly-owned Australian subsidiary) to Feltex Carpets Limited, of New Zealand. The transaction is valued at $120 million Australian (approximately $73 million U.S.), including the assumption of debt. The transaction is subject to governmental approvals in Australia.

The operations of Shaw Industries Australia will continue to be included in the consolidated results of operations of Shaw Industries until closing which is expected to occur during the Company's second quarter of 2000.

SAFE HARBOR STATEMENT: Except for historical information contained herein, the matters set forth in this press release are forward-looking statements within the meaning of ss.27A of the Securities Act of 1933, as amended, and are subject to the safe harbor provisions of that Act. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement. These risks and uncertainties, and assumptions concerning the company's future operations and performance, could prove inaccurate and, therefore, there can be no assurance that the forward-looking statements will prove to be accurate.


Shaw Industries, Inc. (www.shawinc.com) is the world's largest manufacturer of tufted broadloom carpet. Headquartered in Dalton, Georgia, Shaw sells carpeting and rugs for residential and commercial applications throughout the United States and exports to most markets worldwide. Shaw markets its residential products under such brand names and trademarks as Cabin Crafts, Couture by Sutton, Cumberland, Expressive Designs, Home Foundations, Philadelphia, Queen, ShawMark, Sutton, TrustMark, Tuftex, and Shaw Rugs. Shaw markets its commercial products under the names shaw/commercial, shaw/stratton, shaw/networx, shaw/hospitality, shaw/rugs, Designweave, Patcraft, and Queen Commercial. Through its network of commercial dealers known as Shaw Contract Flooring Services, Shaw also sells commercial flooring products directly and provides installation and project management services. Shaw also offers laminate flooring through the Decades brand and ceramic tile through Shaw Ceramics.



                                       2